Exhibit 2.5



                                                                  Execution Copy

                          INVENTORY PURCHASE AGREEMENT

                        CELESTICA SUZHOU TECHNOLOGY LTD.

                                    as Vendor

                                       and

                            DYNAMO ACQUISITION CORP.

                                  as Purchaser

                                       and

                                 CELESTICA INC.

                                       and

                             C&D TECHNOLOGIES, INC.

                               September 23, 2004

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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1   Definitions..............................................................2
1.2   Sections and Headings....................................................5
1.3   Number, Gender and Persons...............................................5
1.4   Entire Agreement.........................................................5
1.5   Applicable Law...........................................................5
1.6   Severability.............................................................5
1.7   Successors and Assigns...................................................6
1.8   Calculation of Time......................................................6
1.9   Amendment and Waivers....................................................6
1.10  Schedules................................................................6

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1   Purchase and Sale of Assets..............................................6
2.2   Purchase Price...........................................................6
2.3   Payment of Purchase Price................................................7
2.4   Pre-Shipment Inventory Count.............................................7
2.5   Consumption of Purchased Inventory.......................................7
2.6   Transfer of Purchased Inventory..........................................8
2.7   Transfer of Title........................................................8
2.8   Final Inventory Value....................................................8
2.9   Inventory Adjustment Amount..............................................8
2.10  Escrow Release Conditions................................................9
2.11  Use of Escrowed Amount...................................................9
2.12  Determination of Inventory Values........................................9
2.13  Taxes...................................................................10
2.14  Termination.............................................................10

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1   Representations and Warranties of the Vendor............................10
3.2   Survival of Representations and Warranties of the Vendor................12

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1   Representations and Warranties..........................................12
4.2   Survival of Representations and Warranties of the Purchaser.............13

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                                    ARTICLE 5
                                    COVENANTS

5.1   Access to the Purchased Inventory.......................................14
5.2   Conduct Prior to Closing................................................14
5.3   Delivery of Documents...................................................14
5.4   Use of Name.............................................................14

                                    ARTICLE 6
                       CONDITIONS OF PAYMENT AND TRANSFER

6.1   Conditions of Payment in Favour of the Purchaser........................15
6.2   Conditions of Transfer in Favour of the Vendor..........................16

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1   Place of Closing........................................................16
7.2   Further Assurances......................................................17

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1   Indemnification by the Vendor...........................................17
8.2   Tax Indemnification by the Vendor.......................................17
8.3   Indemnification by the Purchaser........................................18
8.4   Notice of Claim.........................................................18
8.5   Direct Claims...........................................................18
8.6   Third Party Claims......................................................19
8.7   Settlement of Third Party Claims........................................19
8.8   Co-operation............................................................19
8.9   Monetary Limit on Indemnification.......................................19
8.10  Exclusivity.............................................................20

                                    ARTICLE 9
                                     GENERAL

9.1   Confidentiality of Information..........................................21
9.2   Notices.................................................................21
9.3   Commissions, etc........................................................22
9.4   Consultation and Public Announcements...................................22
9.5   Disclosure..............................................................22
9.6   Celestica Parent Guarantee..............................................22
9.7   C&D Parent Guarantee....................................................23
9.8   Counterparts............................................................23

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                          INVENTORY PURCHASE AGREEMENT

            THIS AGREEMENT made the 23rd day of September, 2004,

BETWEEN:

            CELESTICA SUZHOU TECHNOLOGY LTD.,
            a limited liability company established under the laws of the People's Republic of China,

            (hereinafter referred to as the "Vendor"),

            - and -

            DYNAMO ACQUISITION CORP.
            a corporation existing under the laws of the State of Delaware,

            (hereinafter referred to as the "Purchaser"),

            - and -

            CELESTICA INC.,
            a corporation existing under the laws of the Province of Ontario,

            (hereinafter referred to as "Celestica Parent"),

            - and -

            C&D TECHNOLOGIES, INC.,
            a corporation existing under the laws of the State of Delaware,

            (hereinafter referred to as "C&D Parent").

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

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                                      -2-


                                    ARTICLE 1
                                 INTERPRETATION

1.1         Definitions.

            For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "Affiliate", with respect to a party, means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, such party. For purposes of the preceding sentence, "control", "controls", "controlled" and as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise;

      "Arrival Date" has the meaning set out in Section 2.7;

      "Business" means the business collectively carried on by the Power Vendors through their respective power operations on the date hereof, consisting of the engineering, development, design, promotion, marketing, distribution and sale of Power Products to original equipment manufacturers and other customers, including, without limitation, the "build-to-print" business, consisting of the facilitation and management, on behalf of the Power Vendors' customers, of the manufacture (including applicable testing) by third party contract manufacturers, of such customers' Power Products in accordance with such customers' specifications and without any design contribution from the Power Vendors, or any of them, but for certainty excluding the manufacture or repair of Power Products under such "build-to-print" arrangement, it being understood and agreed by the parties that none of the Power Vendors conducts the Business in its entirety and each only conducts a part of the Business such that collectively they conduct the Business;

      "Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for business in Toronto, Ontario, Canada;

      "Claim" has the meaning set out in Section 8.4;

      "Closing" means the closing of the purchase and sale of the Purchased Inventory contemplated hereby;

      "Closing Date" means the Arrival Date or any other date agreed upon by the Purchaser and the Vendor;

      "Contract" means any agreement, indenture, contract, lease, licence, option, instrument or other commitment, whether written or oral;

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      "Deposit" has the meaning set out in Section 2.3;

      "Direct Claim" has the meaning set out in Section 8.4;

      "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, any matter capable of registration against title, privilege or any Contract to create any of the foregoing;

      "Escrow Agent" means The Bank of New York or, if The Bank of New York does not agree to act as escrow agent for the purposes hereof, such other financial institution as is mutually agreed by the Vendor and the Purchaser and which may agree to act as escrow agent for the purposes hereof;

      "Escrow Agreement" has the meaning set out in Section 2.10;

      "Escrowed Amount" has the meaning set out in Section 2.3(b);

      "Final Inventory Value" has the meaning set out in Section 2.8;

      "Governmental Entity" means any national or local government, and any institution lawfully exercising any administrative, judicial, legislative or regulatory authority or power;

      "HKSAR" has the meaning set out in Section 2.6;

      "Indemnified Party" has the meaning set out in Section 8.4;

      "Indemnifying Party" has the meaning set out in Section 8.4;

      "Inventory Adjustment Amount" has the meaning set out in Section 2.9;

      "Logistics Park" has the meaning set out in Section 2.6;

      "Losses", in respect of any matter, means all losses, damages, liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter (but excluding any lost profits or other consequential or indirect losses);

      "Material Adverse Effect", with regard to any entity, means a material adverse effect on the business, financial condition or results of operations of the entity;

      "Other Closing Date" means the date of closing of the transactions of purchase and sale of shares or assets contemplated by the Other Purchase Agreements;

      "Other Purchase Agreements" means, collectively, the LLC interest purchase agreement dated the date hereof between Celestica Corporation, C&D Technologies, Inc. and Celestica Inc., the share purchase agreement dated the date hereof between Celestica International Inc., C&D Power Systems (Canada) ULC, C&D Technologies, Inc. and Celestica Inc., the asset purchase agreement dated the date hereof between Celestica

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                                      -4-


      International Inc., Celestica Corporation, Celestica (Thailand) Limited, Celestica Inc., Dynamo Acquisition Corp. and C&D Technologies, Inc., and the asset purchase agreement dated the date hereof between Celestica Electronics (Shanghai) Co. Ltd. and Datel Electronic Technology (Shanghai) Co., Ltd., Celestica Inc. and C&D Technologies, Inc.;

      "Other Time of Closing" has the meaning set out in Section 6.1;

      "Person" means an individual, corporation with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal personal representatives and administrators of an individual;

      "Power Products" means power supply, regulation and conversion products excluding products (or components of products) whose principal function or use is not power supply, regulation or conversion but which contain or incorporate power circuitry, power supply, regulation or conversion components, including without limitation, printers and communications circuit boards and servers;

      "Power Vendors" means, collectively, Celestica International Inc., Celestica Corporation and Celestica Electronics (Shanghai) Co. Ltd.;

      "PRC" means the People's Republic of China;

      "Pre-Shipment Period" has the meaning set out in Section 2.4;

      "Purchase Price" has the meaning set out in Section 2.2;

      "Purchase Price Adjustment Agreement" means the agreement dated the date hereof between the Power Vendors, Celestica (Thailand) Limited, Celestica Parent, C&D Power Systems (Canada) ULC, C&D Parent, Datel Electronic Technology (Shanghai) Co., Ltd., the Purchaser and the Vendor relating to, among other things, the adjustment of the Purchase Price;

      "Purchased Inventory" has the meaning set out in Section 2.1;

      "Supply Agreement" means the agreement for manufacture to be entered into between Celestica Hong Kong Limited, Dynamo Power System (USA) LLC and C&D Technologies, Inc. concurrently with the completion of the transactions of purchase and sale contemplated by the Other Purchase Agreements;

      "Taxes" means all federal, provincial, state, local and foreign taxes, governmental premiums and fees, levies and duties, including, but not limited to income tax, profits tax, corporation tax, sales and use tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, value added tax on goods sold or services rendered, sales tax, harmonized sales tax, surtax, withholding tax, employer health tax, payroll tax, education, social security and employment insurance charges, health insurance and government pension plan premiums

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                                      -5-


      or contributions and any interest, fines, additions to tax and penalties thereon, whether disputed or not;

      "Third Party Claim" has the meaning set out in Section 8.4; and

      "Time of Closing" means 10:00 p.m. (Hong Kong time) on the Closing Date or such other time on the Closing Date as the Vendor and the Purchaser may agree.

1.2         Sections and Headings.

            The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

1.3         Number, Gender and Persons.

            In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4         Entire Agreement.

            This Agreement, together with the Purchase Price Adjustment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.5         Applicable Law.

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York without regard to conflicts of law principles, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the federal District Court for the Southern District of New York and, if such court does not accept jurisdiction, of the courts of the State of New York sitting in the Borough of Manhattan in The City of New York, and all courts competent to hear appeals therefrom.

1.6         Severability.

            If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

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                                      -6-


1.7         Successors and Assigns.

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

1.8         Calculation of Time.

            Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. When the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.9         Amendment and Waivers.

            No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.10        Schedules.

            The following Schedules are attached to and form part of this
Agreement:

            Schedule 2.1                         Purchased Inventory

            Schedule 3.1(h)                      Quality

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1         Purchase and Sale of Assets.

            Subject to the completion of the transactions contemplated by the Other Purchase Agreements and subject to the provisions of this Agreement, the Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, on the Closing Date, all right, title and interest of the Vendor in and to all components, parts and other raw materials listed in Schedule 2.1, to the extent not consumed by the Vendor in the manufacture of Power Products for the Business prior to the Closing Date, and to the extent in the possession of the Vendor on the Closing Date (the "Purchased Inventory").

2.2         Purchase Price.

            The purchase price payable by the Purchaser to the Vendor in respect of the Purchased Inventory (the "Purchase Price") shall be US$5,082,016, as such amount may be

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adjusted pursuant to the Purchase Price Adjustment Agreement and Section 2.8, as
applicable. The Purchase Price shall be satisfied in accordance with the provisions of Sections 2.3 and 2.11.

2.3         Payment of Purchase Price

            Subject to and concurrently with the closing of the transactions contemplated by the Other Purchase Agreements, the Purchaser shall:

      (a) deposit with Celestica Corporation US$3,082,016 (the "Deposit"), which amount shall be held by Celestica Corporation as a non-refundable deposit on account of the Purchase Price, and remitted by Celestica Corporation to the Vendor on such date as Celestica Corporation and the Vendor may mutually agree; and

      (b) deposit with the Escrow Agent US$2,000,000 (the "Escrowed Amount"), which amount shall be held in escrow by the Escrow Agent in an interest-bearing trust account, with interest accruing to the Purchaser, as a refundable deposit on account of the Purchase Price, and shall be released from escrow and remitted to the Vendor or the Purchaser, as applicable, in accordance with the provisions of
            Section 2.10 or 2.11, as applicable.

            For certainty, notwithstanding the payment by the Purchaser of the amounts set out in Section 2.3(a) and 2.3(b), the Purchase Price shall be subject to adjustment in accordance with the provisions of the Purchase Price Adjustment Agreement and Section 2.8, as applicable.

2.4         Pre-Shipment Inventory Count

            Within 60 days of the Other Closing Date, the Purchaser shall conduct (or have conducted) a physical inventory count of the components, parts and raw materials listed on Schedule 2.1 as at the Other Closing Date, for purposes of preparing the Audited Closing Date Statement under the Purchase Price Adjustment Agreement in respect of the transaction of purchase and sale of inventory contemplated hereby, which Audited Closing Date Statement shall be prepared and agreed upon by the parties in accordance with the provisions of the Purchase Price Adjustment Agreement and Section 2.12. Until the expiry of such 60-day period (or such shorter period as the Purchaser may require to complete the physical inventory count) (the "Pre-Shipment Period"), the Vendor shall not commence the transfer of the Purchased Inventory to the HKSAR or a Logistics Park pursuant to Section 2.6, but following the expiry of the Pre-Shipment Period the Vendor shall be entitled to commence such transfer at any time, in its sole discretion.

2.5         Consumption of Purchased Inventory

            During the period commencing on the Other Closing Date and ending on the date on which the Purchased Inventory is shipped to the HKSAR or a Logistics Park in accordance with Section 2.6, on a monthly basis the Vendor shall pay the Purchaser for all components, parts and other raw materials listed on Schedule
2.1 which the Vendor and its Affiliates consume in the manufacture of Power Products under the Supply Agreement during such month (or part thereof), at the prices for such components, parts and other raw materials reflected in the Bills of Materials under the Supply Agreement at the time of consumption thereof.

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                                      -8-


2.6         Transfer of Purchased Inventory

            Following the expiry of the Pre-Shipment Period, the Vendor shall, at the Vendor's sole cost and expense, arrange for the physical transfer of the Purchased Inventory to the Hong Kong Special Administrative Region (the "HKSAR") or to the Waigaoqiao Bonded Area Logistics Park in Shanghai, PRC or another logistics park of the same nature located in or near Suzhou, Jiangsu Province, PRC (each, a "Logistics Park"), as determined in accordance with this Section
2.6. For a period of 10 Business Days following the Other Closing Date, the Vendor and the Purchaser shall consult with each other and attempt to reach a mutual agreement as to whether the Vendor will transfer the Purchased Inventory to the HKSAR or a Logistics Park. If at the end of such 10-Business Day period the Vendor and the Purchaser have not reached an agreement with respect to such matter, the Vendor shall transfer the Purchased Inventory to the HKSAR.

2.7         Transfer of Title

            Following the date of arrival of the Purchased Inventory (or part thereof) in the HKSAR or a Logistics Park, as applicable (the "Arrival Date"), the Vendor shall deliver the Shipment Confirmation (as defined in Section 2.10 below) to the Escrow Agent and the Purchaser and title to the Purchased Inventory (or any part thereof) and risk of loss thereof shall be transferred to the Purchaser at the Time of Closing.

2.8         Final Inventory Value

            If the Vendor delivers the Shipment Confirmation to the Escrow Agent and the Purchaser pursuant to Section 2.7, within five Business Days of delivery of the Shipment Confirmation the Purchaser and the Vendor shall jointly conduct a physical inventory count of the Purchased Inventory and determine the value of the Purchased Inventory, in each case as at the Arrival Date and in accordance with the principles in Section 2.12 (the "Final Inventory Value"). If either the Vendor or the Purchaser elects not to participate in such inventory count, the Final Inventory Value as determined by the other shall be binding on the party which elected not to participate in the inventory count. In the event that the Purchaser and the Vendor are unable to agree upon the Final Inventory Value within such five-day period, the matter shall be submitted to a senior partner in the Hong Kong office of Deloitte & Touche LLP who shall be designated by Deloitte & Touche LLP (the "Arbitrator") for resolution as soon as practicable, and the Vendor and the Purchaser shall give the Arbitrator access to all materials and information reasonably requested by the Arbitrator for such purpose. The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in his or her discretion. The Arbitrator's determination of the Final Inventory Value shall be final and binding on all parties hereto and shall not be subject to appeal by any party. The fees and expenses of the Arbitrator in acting under this Agreement shall be borne equally by the Vendor and the Purchaser.

2.9         Inventory Adjustment Amount

            If the Final Inventory Value as determined by the parties (or as is binding on the parties) pursuant to Section 2.8 is less than the value of the Purchased Inventory at the Other Closing Date as determined pursuant to Section 2.4, the Purchase Price shall be reduced by an amount equal to such shortfall, less the aggregate of all amounts paid by the Vendor and its

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                                      -9-


Affiliates to the Purchaser in respect of the consumption of inventory parts and raw materials pursuant to Section 2.5, to a maximum reduction of US$2,000,000 (the "Inventory Adjustment Amount").

2.10        Escrow Release Conditions

            On or before the closing of the transactions contemplated by the Other Purchase Agreements, the Vendor and the Purchaser shall enter into an escrow agreement (the "Escrow Agreement") with the Escrow Agent, relating to the deposit of the Escrowed Amount with the Escrow Agent, and the terms of the release thereof from escrow. The Escrow Agreement shall provide that:

      (a) if the Vendor delivers a written notice (the "Shipment Confirmation") to the Escrow Agent and the Purchaser on or before April 30, 2005, confirming that some or all of the Purchased Inventory has been delivered to the HKSAR or a Logistics Park, forthwith after the Final Inventory Value is determined in accordance with Section 2.8, the Purchaser and the Vendor shall deliver a joint direction to the Escrow Agent, directing the Escrow Agent to remit the Escrowed Amount in the manner set out in Section 2.11; and

      (b) if the Vendor does not deliver the Shipment Confirmation to the Escrow Agent and the Purchaser on or before April 30, 2005, the Vendor and the Purchaser shall deliver a joint direction to the Escrow Agent, directing the Escrow Agent to remit the Escrowed Amount to the Purchaser.

2.11        Use of Escrowed Amount

            The joint direction delivered to the Escrow Agent by the Vendor and the Purchaser pursuant to Section 2.10(a) shall direct the Escrow Agent to remit the Escrowed Amount as follows:

      (a) if the Purchase Price is required to be reduced pursuant to Section 2.9, the Escrow Agent shall be directed to remit a portion of the Escrowed Amount equal to the Inventory Adjustment Amount to the Purchaser; and

      (b) if all or any portion of the Escrowed Amount is remaining after the remittance referred to in (a) above (if any), the Escrow Agent shall be directed to remit the Escrowed Amount (or such remaining portion thereof) to Celestica Corporation, on behalf of and for remittance to the Vendor.

2.12        Determination of Inventory Values

            The value of the Purchased Inventory shall at all times be determined hereunder in accordance with generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute, applied on a basis consistent with those used in the preparation of the audited consolidated financial statements of Celestica Parent for the financial year ended December 31, 2003.

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2.13        Taxes

            The Purchaser shall be liable for and shall pay all federal, provincial, state, local and foreign sales Taxes and all other similar Taxes, duties, fees and other like charges (but, for greater certainty, not including any Taxes on income or profits) of any jurisdiction payable in connection with the sale to the Purchaser of the Purchased Inventory. For greater certainty, Taxes for which Purchaser is liable hereunder do not include applicable import duties and value-added tax payable on the importation of the Purchased Inventory to the PRC by the Vendor, which Taxes are the responsibility of the Vendor and in respect of which the Vendor's liability described herein will terminate upon the physical transfer of the Purchased Inventory in accordance with Section 2.6.

2.14        Termination

            This Agreement shall automatically terminate in the event that the closing of the transactions contemplated by the Other Purchase Agreements does not occur in accordance with the terms of such agreements.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1         Representations and Warranties of the Vendor.

            The Vendor represents and warrants to the Purchaser as follows, as applicable, and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased
Inventory:

      (a) Existence and Capacity. The Vendor is validly existing under the laws of the PRC and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that remedies under the fairness principle of the General Principles of the Civil Law of the PRC may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Inventory, other than to the extent the Purchased Inventory may be incorporated by the Vendor into Power Products and sold to the Business;

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      (d)   Ownership of Assets. The Vendor is the owner of the Purchased
            Inventory with good and marketable title thereto, free and clear of all Encumbrances, except such applicable import duties and value-added taxes as are described in Section 2.13 and that are the responsibility of the Vendor under such Section but in respect of which the Vendor's liability described in such Section will terminate upon the physical transfer of the Purchased Inventory in accordance with Section 2.7;

      (e) No Violation by the Vendor. The execution and delivery of this Agreement by the Vendor and Celestica Parent and the consummation by the Vendor of the transaction of purchase and sale of the Purchased Inventory herein provided for do not result in the violation of, or constitute a default under or conflict with: (i) any provision of the constitutional documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or Celestica Parent; or (ii) any applicable law, statute, ordinance, regulation or rule applicable to the Vendor or Celestica Parent;

      (f) Insurance. The Purchased Inventory is insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion, except where such default would not, either individually or collectively with other such defaults, reasonably be expected to have a Material Adverse Effect;

      (g) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the formation by the Vendor of this Agreement, other than the completion of customary customs procedures and filings in connection with the export of the Purchased Inventory out of the PRC and except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein; and

      (h) Quality. Except as set out in Schedule 3.1(h), the Purchased Inventory is of a quality and quantity that is useable or saleable in the ordinary course of business is fit for the purposes for which it is intended (except to the extent, if any, written down to net realizable value on the books of account of the Vendor, all on a basis consistent with prior periods) and are carried on the books of the Vendor at the lower of cost and net realizable value. All such inventories are labelled and stored in compliance in all material respects with applicable laws, ordinances and governmental rules and regulations; and

      (i) Compliance with Laws. The Vendor has complied in all material respects, and in accordance with customary business practice in the local jurisdiction, with the laws applicable to its ownership of the Purchased Inventory.

Between the date of this Agreement and the Closing Date, the Purchaser shall promptly notify the Vendor in writing if it becomes aware (a) that any representation or warranty of the Vendor is incorrect or inaccurate, or (b) of the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to result in any representation or warranty of the Vendor being incorrect or inaccurate had such representation or warranty been made as of the time of the occurrence of, or the Purchaser's discovery of, such fact or condition. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by the Purchaser prior to Closing.

3.2         Survival of Representations and Warranties of the Vendor.

            The representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until March 31, 2006 unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that:

      (a) the representations and warranties set out in Sections 3.1(a), 3.1(b) and 3.1(d) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1         Representations and Warranties.

            The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor to the Purchaser of the Purchased Inventory:

      (a) Existence and Capacity. The Purchaser is a limited liability company validly existing under the laws of the PRC and it has the corporate power to enter into this Agreement and perform its obligations hereunder;

      (b) Financial Ability. The Purchaser has the financial means to satisfy its obligation under Section 2.2 to pay the Purchase Price to the Vendor, and the performance of such obligation is not subject to any requirement for the Purchaser or its Affiliates to provide any notice, obtain any consent or approval or meet any financial or other test;

      (c) Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that remedies under the fairness principle of the General Principles of the Civil Law of the PRC may be granted only in the discretion of a court of competent jurisdiction;

      (d) No Violation. The execution and delivery of this Agreement by the Purchaser and C&D Parent and the consummation of the transactions provided for herein do not result in the violation of, or constitute a default under or conflict with: (i) any provision of the constitutional documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser or C&D Parent; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or C&D Parent; or (iii) any applicable, law, statute, ordinance, regulation or rule, except where such violation, default or conflict would not prevent or prohibit consummation by the Purchaser of the transactions provided for herein; and

      (e) Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

4.2         Survival of Representations and Warranties of the Purchaser.

            The representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of one year after the Closing Date unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor during such period, except that:

      (a) the representations and warranties set out in Sections 4.1(a) and 4.1(c) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 5
                                    COVENANTS

5.1         Access to the Purchased Inventory.

            From the date hereof until the Time of Closing, the Vendor shall afford the Purchaser and its authorized representatives reasonable access during normal business hours to the Purchased Inventory and related documents, which access will not include any right to conduct any invasive investigation or to disrupt the Vendor's business and shall be conducted in accordance with any reasonable requirements of the Vendor.

5.2         Conduct Prior to Closing

            Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing, the Vendor shall use reasonable commercial efforts to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect with respect to the Purchased Inventory, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

5.3         Delivery of Documents.

            Upon Closing, the Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Inventory to the Purchaser with a good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances.

5.4         Use of Name.

            The Purchaser agrees that it shall as soon as practicable after the Time of Closing and in any event no later than March 31, 2005, cease any use of the name "Celestica" or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries) in the style or manner in which it represents itself or conducts its business, including without limitation in the labelling or packaging of products and goods sold by the Purchaser, and on its letterhead, invoices and other stationery; provided that the Purchaser shall notify its component vendors within 45 days of the Closing Date to cease branding product components with the "Celestica" name, or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries).

                                   ARTICLE 6
                       CONDITIONS OF PAYMENT AND TRANSFER

6.1         Conditions of Payment in Favour of the Purchaser.

            The payment of the Deposit and the Escrowed Amount by the Purchaser in accordance with Section 2.3 is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the time of closing of the transactions of purchase and sale of shares and assets contemplated by the Other Purchase Agreements (the "Other Time of Closing"):

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Other Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the relevant Vendor dated the Other Closing Date to that effect shall have been delivered to the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Other Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Vendor dated the Other Closing Date to that effect shall have been delivered to the Purchaser; and

      (c) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Inventory contemplated hereby.

If any of the conditions contained in this Section 6.1 shall not be performed or fulfilled at or prior to the Other Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. If the Purchaser or any of its representatives or agents is aware, at or prior to the Other Time of Closing, that a representation or warranty of the Vendor is incorrect or inaccurate or a covenant or obligation of the Vendor to be performed on or prior to the Time of Closing is breached or not performed and the Purchaser proceeds with the payment of the Deposit and the Escrowed Amount in accordance with Section 2.3, the Purchaser shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by or on behalf of the Purchaser or its Affiliates prior to the payment of the Deposit and Escrowed Amount in accordance with
Section 2.3.

6.2         Conditions of Transfer in Favour of the Vendor.

            The transfer of the Purchased Inventory by the Vendor in accordance with Section 2.6 is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Other Time of Closing:

      (a) Payment of Purchase Price. The Purchaser shall have paid the Deposit and the Escrowed Amount to the Vendor in accordance with the provisions of Section 2.3;

      (b) Representations and Warranties. The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall be true and correct in all material respects at the Other Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the Purchaser dated the Other Closing Date to that effect shall have been delivered to the Vendor;

      (c) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Other Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Purchaser dated the Other Closing Date to that effect shall have been delivered to the Vendor; and

      (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Assets contemplated hereby.

            If any of the conditions contained in this Section 6.2 shall not be performed or fulfilled at or prior to the Other Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. If the Vendor or any of its representatives or agents are aware, at or prior to the Other Time of Closing, that a representation or warranty of the Purchaser is incorrect or inaccurate or a covenant or obligation of the Purchaser to be performed on or prior to the Other Time of Closing is breached or not performed and the Vendor proceeds with the transfer of the Purchased Inventory in accordance with Section 2.6, the Vendor shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance.

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1         Place of Closing.

            The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1.

7.2         Further Assurances.

            Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1         Indemnification by the Vendor.

            Without duplication of any indemnities granted by the Vendor under
Section 8.2, otherwise granted under this Section 8.1 or granted by the Vendor or any Affiliate of the Vendor under any Other Purchase Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates as a result of:

      (a) any breach by the Vendor of any representation or warranty of the Vendor contained in Article 3 of this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach of any such representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 9.2 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.2); and

      (b) any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto.

8.2         Tax Indemnification by the Vendor.

            Without duplication of any indemnities granted under Section 8.1 or granted by the Vendor or an Affiliate of the Vendor under any Other Purchase Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates that are attributable to any Tax liability of the Vendor which may be imposed on the Purchaser or any of its Affiliates as transferee or successor, by contract, or otherwise (including any such liability imposed on the Vendor as a transferee or successor, by contract, or otherwise).

8.3      Indemnification by the Purchaser.

            The Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor or any of its Affiliates as a result of:

      (a) any breach by the Purchaser of any representation or warranty of the Purchaser contained in Article 4 of this Agreement or of any agreement, certificate or other document delivered by the Purchaser pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach of any such representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 9.2 within the applicable survival period in respect of such representation and warranty, as set forth in Section 4.2);

      (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Purchaser pursuant hereto; and

      (c) the use by the Purchaser of the name "Celestica" or any logo, trade-mark or derivative thereof on or after the Closing Date.

8.4         Notice of Claim.

            In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

            If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

8.5         Direct Claims.

            With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.6         Third Party Claims.

            With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.7         Settlement of Third Party Claims.

            If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

8.8         Co-operation.

            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.9         Monetary Limit on Indemnification.

      (a) No Claim shall be made by any Indemnified Party in respect of Losses suffered or incurred by it pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of the representation and warranty contained in Section 3.1(d));

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to sell the Purchased Inventory to the Purchaser as provided herein except where permitted to do so in this Agreement);

            (iii) Section 8.3(a); or

            (iv) Section 8.3(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Inventory from the Vendor as provided herein except where permitted to do so in this Agreement), until the aggregate of all Losses suffered or incurred by such Indemnified Party in respect of all matters which could be the subject of Claims under the foregoing Sections and by it and by indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements, exceeds US$500,000, in which case the Indemnifying Party's liability to indemnify the Indemnified Party shall commence from the first dollar of Losses in excess of US$250,000.

      (b) An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of the representation and warranty contained in Section 3.1(d);

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to sell the Purchased Inventory to the Purchaser as provided herein except where permitted to do so in this Agreement;

            (iii) Section 8.3(a); or

            (iv) Section 8.3(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Inventory from the Vendor as provided herein except where permitted to do so in this Agreement, after the aggregate of all successful Claims for Losses made by such Indemnified Party under the foregoing Sections and by it and the indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements exceeds US$10,000,000.

8.10        Exclusivity.

            The provisions of this Article 8 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 8.

                                    ARTICLE 9
                                     GENERAL

9.1         Confidentiality of Information.

            In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Vendor's Business discovered by the Purchaser or its representatives as a result of the Vendor making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

9.2         Notices.

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) delivered in person, (ii) transmitted by facsimile or similar means of recorded electronic communication with receipt confirmed, or (iii) sent by registered mail or courier, charges prepaid, addressed as follows:

      (a)   if to the Vendor:      Celestica Suzhou Technology Ltd.
                                   c/o Celestica Inc.
                                   1150 Eglinton Avenue East
                                   Toronto, ON M3C 1H7

                                   Attention: Senior Vice-President and
                                              Chief Legal Officer
                                   Facsimile No.: 416.448.2817

            with a copy to:        Attention: Senior Vice-President, Corporate
                                              Development
                                   Facsimile No.: 416.448.5444

            if to the Purchaser:   Dynamo Acquisition Corp.
                                   c/o C&D Technologies, Inc.
                                   1400 Union Meeting Road
                                   Blue Bell, PA 19422

                                   Attention: Vice-President, General Counsel
                                   Facsimile No.: 215.619.7816

            with a copy to:        Attention: Vice-President, Corporate
                                              Development
                                   Facsimile No.: 215.619.7875

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.2.

9.3         Commissions, etc.

            The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Vendor to act or have acted for or on behalf of the Vendor or any of its Affiliates in connection with the transactions contemplated hereby, and the Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Purchaser to act or have acted for the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

9.4         Consultation and Public Announcements.

            The Purchaser shall consult with the Vendor, and the Vendor shall consult with the Purchaser, before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the Purchaser or the Vendor, as the case may be.

9.5         Disclosure.

            Prior to any public announcement of the transaction contemplated hereby pursuant to Section 9.4, no party shall disclose this Agreement or any aspect of such transaction except to its board of directors and, in the case of the Vendor, to the board of directors of its parent corporation, Celestica Inc., or any committee thereof, and on a "need to know" basis (i) to its senior management, (ii) to its legal, accounting, financial or other professional advisors who are assisting it in connection with the transaction, and (iii) as may otherwise be required by any applicable law or any regulatory authority having jurisdiction or any stock exchange on which the shares of such party or of an Affiliate of such party are listed.

9.6         Celestica Parent Guarantee.

      (a) Celestica Parent hereby irrevocably and unconditionally guarantees to the Purchaser, jointly and severally with the Vendor, the performance by the Vendor of its obligations under this Agreement, including, without limitation, the indemnification obligations of the Vendor contained in Article 8. The Purchaser shall not be required to give any notice to, or make any demand on, the Vendor or to proceed against the Vendor's assets prior to requiring the performance by Celestica Parent of the obligations guaranteed under this Section
9.6. Celestica Parent agrees that its obligations under this Section 9.6 will not be discharged except by complete performance of all obligations of the Vendor set forth in this Agreement.

      (b) Celestica Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Purchaser may have against Celestica Parent by virtue hereof, that upon the failure of the Vendor to pay or perform any of its obligations when and as the same shall become due hereunder, Celestica Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

9.7         C&D Parent Guarantee.

      (a) C&D Parent hereby irrevocably and unconditionally guarantees to the Vendor, jointly and severally with the Purchaser, the performance by the Purchaser of its obligations under this Agreement, including, without limitation, the indemnification obligations of the Purchaser contained in
Article 8. The Vendor shall not be required to give any notice to, or make any demand on, the Purchaser or to proceed against the Purchaser's assets prior to requiring the performance by C&D Parent of the obligations guaranteed under this
Section 9.7. C&D Parent agrees that its obligations under this Section 9.7 will not be discharged except by complete performance of all obligations of the Purchaser set forth in this Agreement.

      (b) C&D Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Vendor may have against C&D Parent by virtue hereof, that upon the failure of the Purchaser to pay or perform any of its obligations when and as the same shall become due hereunder, C&D Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

9.8         Counterparts.

            This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

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


            IN WITNESS WHEREOF this Agreement has been executed by the parties.


                                            CELESTICA SUZHOU TECHNOLOGY LTD.

                                            by: /s/ Rahul Suri
                                               --------------------------------
                                               Name:  Rahul Suri
                                               Title: Authorized Signatory


                                            DYNAMO ACQUISITION CORP.

                                            by: /s/ Stephen E. Markert, Jr.
                                               --------------------------------
                                               Name:  Stephen E. Markert, Jr.
                                               Title: VP.-CFO


                                            CELESTICA INC.

                                            by: /s/ Rahul Suri
                                               --------------------------------
                                               Name:  Rahul Suri
                                               Title: Senior Vice-President
                                                      Corporate Development


                                            C&D TECHNOLOGIES, INC.

                                            by: /s/ Stephen E. Markert, Jr.
                                               --------------------------------
                                               Name:  Stephen E. Markert, Jr.
                                               Title: Vice President and CFO